Exhibit 10.3

PROCESSING SERVICES AGREEMENT

This Processing Services Agreement (“Agreement”), effective July 23, 2019 (the “Effective Date”), is entered into by and between Cuentas, Inc., a Florida corporation (“Company”) and Interactive Communications International, Inc., a Florida corporation (“InComm”) (each of Company and InComm, a “Party” and collectively, the “Parties”).

WHEREAS, Company is engaged in the business of offering Program Management Services in connection with certain stored value cards and other prepaid access products (the “Prepaid Products”, as defined below);

WHEREAS, Sutton Bank (“Issuing Bank”), an Ohio chartered bank with a principal business address of 1 South Main Street, Attica, Ohio 44807, is a principal member in good standing with the Card Associations that is authorized to issue the Prepaid Products;

WHEREAS, InComm is engaged in the business of offering Processing Services in connection with stored value cards and other prepaid access products;

WHEREAS, Company wishes to engage InComm to provide, and InComm desires to provide, InComm’s Processing Services in connection with Company’s Program Management Services for thePrepaid Products;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows intending to be legally bound:

1.	Definitions. Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (with such meanings to be equally applicable to both the singular and plural forms of the terms defined):

1.1. “Affiliate” means, with respect to a party, any person, firm, corporation, partnership (including, without limitation, general partnerships, limited partnerships, and limited liability partnerships), limited liability company, or other entity that now or in the future, directly Controls, is Controlled with or by or is under common Control with such party.

1.2. “Applicable Law” means (A) the bylaws, operating rules, regulations or requirements of any Payment Network, and (B) any and all foreign, federal, state or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with), and mandatory written direction from (or agreements with), any foreign, federal, state or local government agency or other regulatory authority, including, without limitation, the Bank Secrecy Act and the regulations promulgated thereunder, any and all sanctions or regulations enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, and all federal or state statutes or regulations relating to prepaid access, stored value, gift cards, money transmission, unclaimed property, unfair or deceptive trade practices or acts, privacy or data security, as each of the foregoing may be amended and in effect from time to time.

1.3. “Bank Account” has the meaning set forth in Section 6.3.

1.4. “Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which federally-insured financial institutions are permitted to be open in New York, New York.

1.5. “Claim” has the meaning set forth in Section 10.1.

1.6. “Company Payments” has the meaning set forth in Section 6.1.

1.7. “Company Technologies” includes the Program Management Services and, as used or provided by Company in connection with the Program Management Services, (i) the processes, methods, machines, manufactures, technology, software or other technologies and all other materials used or provided solely by Company pursuant to this Agreement; (ii) all improvements, modifications or upgrades to any of the foregoing; (iii) any such intellectual property developed, invented, patented, or registered by Company prior to or during the Term of this Agreement.

1.8. “Confidential Information” has the meaning set forth in Section 9.1.

1.9. “Control” means the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the securities that have ordinary voting power for the election of directors of any entity, or to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise.

1.10. “Customization” has the meaning set forth in Section 2.4.

1.11. “Data” means all customer information, data, instructions, records or documents relating to any Prepaid Product, other than as produced or provided by InComm including Output.

1.12. “Excused Downtime” has the meaning set forth in Exhibit C – Service Levels.

1.13. “Improvements” has the meaning set forth in Section 2.5.

1.14. “Indemnified Party” has the meaning set forth in Section 10.3.

1.15. “Indemnifying Party” has the meaning set forth in Section 10.3.

1.16. “Initial Term” has the meaning set forth in Section 12.1.

1.17. “Issuing Bank Agreement” has the meaning set forth in Section 3.1.

1.18. “Launch Date” means the date that the first Prepaid Product is activated following the availability of the Processing Services in a production environment and after written acceptance by both parties.

1.19. “Output” has the meaning set forth in Exhibit B.

1.20. “Payment Network” means a card association or payment network, including the National Automated Clearinghouse Association, which is utilized by any Party or Issuing Bank in connection with the performance of its obligations hereunder.

1.21. “Prepaid Product” means the stored value cards and other prepaid access products issued by Issuing Bank and for which Company provides its Program Management Services, pursuant to an Issuing Bank Agreement.

1.22. “Prepaid Product Data” means any information relating to the issuance or use of a Prepaid Product, including account numbers, transaction data and cardholder information.

1.23. “Processing Services” means those data processing and related services provided by InComm in connection with stored value cards and other prepaid access products.

1.24. “Processing Services Documentation” means InComm’s standard servicing and operating instructions and requirements for use of the Processing Services, made available to Company and as amended by InComm from time to time.

1.25. “Program Management Services” means the development, marketing, servicing and/or supporting of stored value cards and other prepaid access products provided by Company.

1.26. “Reviewed Party” has the meaning set forth in Section 4.3.

1.27. “Reviewing Party” has the meaning set forth in Section 4.3.

1.28. “Regulatory Authority” means any Payment Network, any state banking department, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board, the Consumer Financial Protection Bureau, and any other governmental agency, including any foreign governmental agency, having jurisdiction over any of the services to be provided hereunder, Company, InComm or any of their respective Affiliates.

1.29. “Renewal Term” has the meaning set forth in Section 12.1.

1.30. “Settlement Reserve Account” has the meaning set forth in Exhibit B.

1.31. “Specifications” has the meaning set forth in Section 3.1.

1.32. “Successor Bank” has the meaning set forth in Section 3.1.

1.33. “Term” has the meaning set forth in Section 12.1.

2.	Processing Services.

2.1. Services. The purpose of this Agreement is to set forth the rights and obligations of the Parties with respect to InComm’s provision of the Processing Services as described in Exhibit B and subject to the service levels set forth in Exhibit C, provided that InComm’s obligations to timely perform the Processing Services is expressly subject to the timely performance of obligations and responsibilities by Company and Issuing Bank, but only to the extent that the failure to so perform affects InComm’s ability to timely perform, or its cost to perform, the Processing Services. Company and Issuing Bank are responsible for all other aspects of the Prepaid Products (including production, marketing, sale and distribution) and all related Data. Company acknowledges and agrees that, in performing the Processing Services, InComm will not be considered a “provider of prepaid access” or a “seller of prepaid access,” as applicable, as those terms are defined under 31 C.F.R. parts 1010 and 1022, and that neither Company nor Issuing Bank will designate, identify, imply or otherwise treat InComm as such.

2.2. Territory. Each Party acknowledges and agrees that the Processing Services shall only be utilized in connection with Prepaid Products issued within the fifty United States, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

2.3. Designated Representatives. Within ten (10) Business Days immediately following the Effective Date, each Party shall designate one of its employees as such Party’s designated representative, who will serve as the single point of contact for such Party with respect to the subject matter hereof and will have day–to–day authority for undertaking to ensure the Party fulfills its obligations hereunder in a timely manner, including the authority to commit such Party’s resources.

2.4. Customization. In the event Company wishes InComm to provide customized enhancements to the Processing Services, and such customized enhancements are not, as determined by InComm, enhancements InComm has contemplated developing pursuant to an information technology development plan (each such work, a “Customization”), the Parties agree to negotiate in good faith the terms and conditions of such Customization, including (i) scope of work and (ii) total estimated cost of the Customization, as evidenced in writing prior to the commencement of any Customization by InComm. Company shall be responsible, at a rate of $REDACTED/hour, for all costs and expenses associated with the Customization unless otherwise provided in writing by the Parties. Any Customization performed by InComm pursuant to this Section 2.4 shall not under any circumstances be considered an improvement, modification, or upgrade subject to assignment or conveyance to Company.

2.5. IP Rights and Improvements. The Parties acknowledge and agree that (a) notwithstanding anything to the contrary in this Agreement, InComm owns all right, title and interest, including all intellectual property rights, in and to the Processing Services and any improvements, modifications, upgrades or enhancements thereto, including Customizations (collectively, “Improvements”), and (b) no rights, title, or interest in or to the Processing Services or Improvements, or any of InComm’s intellectual property rights to the Processing Services or Improvements, shall be assigned, conveyed, or transferred to Company in connection with Company’s payment for work performed by InComm under this Agreement. To the extent Company contributes, in whole or in part, to any Improvement of the Processing Services, Company hereby assigns to InComm all right, title and interest in and to such Improvement. Further, Company agrees that (i) it will not seek, and that it will require its employees, agents and representatives (including third-party contractors) not to seek patent, copyright, trademark, registered design, or other protection for any rights in and to the Improvement; and (ii) it will do and will require its employees, agents and representatives (including third-party contractors) to do all things and execute all documents as InComm may reasonably require to vest in InComm or its nominees any protection for the Improvement that InComm deems appropriate.

2.6. New Services. If InComm offers any new services or products generally to its customers and Company requests to use such new service or product, InComm may, in its sole discretion, agree to provide such service or product at InComm’s then-current fees or such other fees as InComm and Company may mutually agree.

2.7. Suspension of Processing Services. The Parties acknowledge and agree that, notwithstanding anything herein to the contrary, InComm may, in its sole reasonable discretion, suspend the Processing Services in the event of any actual or suspected fraud or criminal activity relating to the Prepaid Products. InComm will remove such suspension and resume the Processing Services after the actual or suspected fraud or criminal activity is corrected and sufficient actions are taken to prevent such activity from reoccurring to InComm’s reasonable satisfaction.

2.8. Communications. InComm shall instruct Company regarding the means for communicating data between InComm, Company, Issuing Bank or other necessary third parties designated by Company or Issuing Bank. Company shall implement and maintain all necessary communication equipment, including equipment specified by InComm, in good operating condition at Company’s own expense.

2.9. Changes. InComm continually reviews and modifies its Processing Services to improve service, functionality and to comply with Applicable Laws. InComm reserves the right to make changes in the Processing Services, including to operating procedures, type of equipment or software utilized or required, processing priorities, programs, procedures, or the location of InComm’s service center. InComm will notify Company with at least sixty (60) days advance notice of any changes to the Processing Services that would have a material impact on Company’s use of the Processing Services and that will require Company and InComm to undertake additional development work to conform to the changed service, unless such changes are required by Applicable Law or due to a critical emergency that presents an immediate material risk to InComm or the Processing Services, in which case InComm will make commercially reasonable efforts to provide Company with as much prior notice as possible or permitted under Applicable Law.

2.10. Change Requests. Upon Company’s written request for any change to the Processing Services, including a change to any Specifications or the integration of new Company services with the Processing Services, the Parties agree to negotiate in good faith the terms for such change, including any new or changed pricing, in a mutually agreed upon statement of work. Except as set forth in such statement of work, Company will be solely responsible and liable for ensuring that any such requested change does not violate Applicable Law.

2.11. Professional Services. If Company requires or requests any professional services not otherwise provided as part of the Processing Services (including project management, consulting for professional or technical support, systems programming and/or analysis, training or deconversion assistance), the Parties may contract for such professional services on a time and materials basis at the professional services rate set forth in Exhibit D and subject to any reimbursement of Company-approved travel, lodging or out-of-pocket expenses incurred by InComm in performing the professional services.

3.	Company Obligations.

3.1. Issuing Bank Agreement. Upon the execution of this Agreement, Company shall promptly submit to InComm a copy of its duly executed agreement with Issuing Bank demonstrating Company’s authority to provide the Program Management Services for Issuing Bank’s Prepaid Products (“Issuing Bank Agreement”). If, during the Term, Issuing Bank ceases to issue Programs Cards under the Issuing Bank Agreement and Company engages a successor bank (“Successor Bank”) to issue Prepaid Products, InComm will have no obligation to provide the Processing Services until (a) Company submits to InComm a duly executed Issuing Bank Agreement with such Successor Bank (as Issuing Bank) and (b) InComm provides to Company its written approval of Company’s continued arrangement with Successor Bank (as Issuing Bank).

3.2. Integration and Use. Company will integrate and use the Processing Services in accordance with the Processing Services Documentation and any other processing parameters, features and options as the Parties may mutually agree (collectively, the “Specifications”), Applicable Law and its Issuing Bank Agreement. Company will make commercially reasonable efforts to ensure that Issuing Bank does not utilize the Processing Services in violation of Applicable Law or the terms and conditions for any Prepaid Product. Company and InComm agree to cooperate to mitigate the risk of fraud or other misuse of the Processing Services. Each Party will promptly inform the other if it becomes aware that Issuing Bank or any user of a Prepaid Product is engaging in any fraudulent, unlawful, deceptive or abusive activity, except as restricted or prohibited by Applicable Law. Company will ensure that its employees and representatives are trained to comply with Company’s obligations under this Agreement, including the Specifications.

3.3. Exclusivity. During the Term, (a) InComm shall be the sole and exclusive provider to Company of the Processing Services; (b) Company will not perform or provide, and will ensure that its Affiliates do not perform or provide, any of the Processing Services for itself, nor engage any third-party to provide any of the Processing Services, in connection with the Prepaid Products; and (c) Company agrees to use InComm as its exclusive source for all other existing and future processing requirements of Company and its Affiliates with respect to its Prepaid Products business, provided, however, that with respect to subsection (c), InComm may in its sole discretion determine to accept or refuse to provide any additional processing services and that If InComm refuses to provide such additional processing services upon written notice to Company, Company may source such additional processing services from other parties and in such case Company is not permitted to use InComm’s APIs and/or load/reload network. For clarity, subsection (c) is not intended to limit or otherwise affect InComm’s obligations with respect to the Processing Services under this Agreement.

3.4. Inquiries and Disputes. (a) InComm shall be responsible for addressing all disputes and inquiries related to the Processing Services. Company shall timely notify InComm of such disputes and inquiries, and any other issues concerning the Processing Services, via their InComm designated representative. (b) Company shall (i) be responsible for addressing all disputes and inquiries related to the Program Management Services and (ii) address, or ensure that Issuing Bank addresses, all inquiries (including cardholder inquiries) related to the Prepaid Products.

3.5. Reporting Costs; Data Sharing Costs. Company shall be responsible for its own costs relating to Company-specific reporting required by Issuing Bank or any Payment Network, regulatory agency or other third party. Company will pay InComm the data-sharing fees, as may be reasonably set by InComm, associated with furnishing Data or other information to any third party as instructed by Company, or to any regulatory agency with jurisdiction over Company, Issuing Bank or the Prepaid Products.

4.	Compliance.

4.1. Applicable Law. The Parties agree to perform their obligations under this Agreement in accordance with Applicable Law. As between the Parties, (a) Company is responsible for, and will ensure compliance with Applicable Law of, all aspects of the Prepaid Products (other than the Processing Services) including: (i) the Program Management Services, (ii) the design, production, marketing, sale and distribution of the Prepaid Products and related services, features, functionality, terms, conditions, disclosures, fees and marketing materials; and (iii) any particular actions, disclosures, formulas, calculations and procedures required for compliance with Applicable Law (whether to be performed by InComm or Company); and (b) InComm will ensure that the Processing Services comply with Applicable Law as a third party provider of data processing services. InComm will not be responsible for any violation by Company or Issuing Bank of any Applicable Law applicable to the Prepaid Products.

4.2. Books and Records. Each Party shall maintain complete and accurate books of account and records, in accordance with generally accepted accounting principles in the United States, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than that legally required for such records from the date last recorded or created, but in no event less than three (3) years following the end of the Term. In addition to and notwithstanding the foregoing, to the extent a Party has sole possession or control of any records required to be maintained by the other Party pursuant to Applicable Law, the Party with possession or control shall maintain, or cause to be maintained, as applicable, such records in such form and for such time periods as required by Applicable Law, and shall make such records available to the other Party upon request. The Parties further agree to work together in good faith to reconcile any accounting discrepancies. Each Party shall at all times (i) cooperate with respect to, and promptly respond to, all reasonable requests communicated to it by the other Party in connection with the subject matter hereof, and (ii) provide reasonable access to all information and documents related to the subject matter hereof which may be in the control or possession of such Party and which the other Party requires in order to comply with Applicable Law.

4.3. Audits. During the Term and for a period of one year thereafter, each Party (the “Reviewing Party”) may, at its own expense, inspect, or have a third party designated by the Reviewing Party inspect, the books and records of the other Party (the “Reviewed Party”) that are directly related to the obligations of the Reviewed Party hereunder, provided that any such inspection shall occur upon no less than ten (10) Business Days prior written notice and at a mutually agreed upon date and time during the Reviewed Party’s normal business hours, and no more frequently than once during any calendar year unless (i) otherwise required by Applicable Law or any Regulatory Authority, or (ii) the Reviewing Party has a reasonable belief that the Reviewed Party is not acting in compliance with the terms of this Agreement or Applicable Law. The Reviewed Party shall furnish to the Reviewing Party or its designee all such information concerning transactions and the Reviewed Party’s performance of its obligations hereunder as the Reviewing Party may reasonably request.

5.	Risk of Loss. As between the parties, Company shall be responsible for:

(a) All risk and liability associated with the Prepaid Products (other than as a direct result of a material breach by InComm of its obligations under this Agreement), including transactions made with any Prepaid Product and any and all risk of loss to any tangible item (i) provided by InComm for Company (including statements and embossed cards) upon delivery of such items to the U.S. Postal Service or such other courier as Company may select, and (ii) provided by Company to InComm until actual receipt of such items by InComm (it being expressly understood that the U.S. Postal Service and any courier selected by Company are the agents of Company and not InComm);

(b) Ensuring the accuracy, completeness or authenticity of any Data furnished in connection with the Prepaid Products, and for any losses arising from any inaccuracies, incompleteness or non-authenticity relating to such Data, including in connection with the transmission of such Data (1) from Company, Issuing Bank or another third party to InComm or (2) from InComm to any third party as instructed by Company or Issuing Bank, provided that in such case InComm reserves the right to require such third-party to enter into an agreement with InComm; and

(c) any losses arising from any fraudulent activity in connection with a Prepaid Product.

For the avoidance of doubt, InComm is not responsible for, and has no obligation to verify, the accuracy, completeness or authenticity of any Data furnished to InComm. Without limiting the foregoing, if InComm determines that any Data may be inaccurate, incomplete and non-authentic, InComm may (but is not required to) notify Company and require Company to resubmit such Data.

Without limiting any of the foregoing, each Party will make commercially reasonable efforts to promptly notify the other Party in the event that such Party’s fraud monitoring operations detect repetitive suspicious activity directly affecting a Prepaid Product transaction processed through the Processing Services.

6.	Fees and Payments.

6.1. Processing Fees. Company shall pay InComm the Processing Fees set forth in Exhibit D and other amounts due or payable to InComm under the Agreement (collectively, “Company Payments”). Except as otherwise provided in Exhibit D, for each Contract Year after Contract Year 1, InComm may increase the Processing Fees, such increase not to exceed 3%, upon thirty (30) days written notice prior to the end of such Contract Year. The Processing Fees are exclusive of charges for materials, work, hardware, software or travel not otherwise set forth in Exhibit D or any statement of work, which must be approved by Company. Travel time, if required, is subject to InComm’s standard professional services rate.

6.2. Third-Party Fees. Company is solely responsible for, and shall reimburse InComm (when passed-through to Company at cost and without markup) for, any third-party fees outside the control of InComm and necessary for InComm’s provision of the Processing Services. Such third-party fees may include (i) Payment Network fees, including surcharges, interchange, assessments, switch fees and network fees, and semi-annual mandates; (ii) postage, supplies, courier, data transmission and telecommunication expenses; and (c) any increase to such fees, as the relevant third-party may require from time to time in its sole discretion. InComm will make commercially reasonable efforts to provide reasonable estimates of such third-party fees, not more frequently than annually, provided, however, that InComm makes no representation or warranty as to the accuracy of such estimates and, notwithstanding InComm’s estimation of third-party fees, Company is required to pay all invoiced third-party fees in accordance with this Section 6.2.

6.3. Method of Payment. Company shall provide InComm with the demand deposit account number and routing transit number for a bank account (“Bank Account”) from which InComm may withdraw Company Payments at any time seven(7) days after Company’s receipt of InComm’s monthly invoice. Company agrees (a) to sign an ACH authorization form to allow InComm to make such withdrawals from the Bank Account and (b) not to revoke such authorization until all Company Payments are paid in full to InComm. Company will ensure there are sufficient funds in the Bank Account to satisfy Company Payments each month and InComm may immediately suspend providing the Processing Services without notice and without incurring any liability to Company until there are sufficient funds in the Bank Account to pay any outstanding Company Payments due to InComm.

6.4. Invoices. InComm shall invoice Company following the end of each calendar month for all Processing Fees incurred in the previous month, as well as any other Company Payments owed to InComm, including any one-time fees. If Company fails to pay, or InComm is unable to withdraw from the Bank Account, the Company Payments in full within fourteen (14) days following the date of such invoice, the unpaid amount of any such Company Payments shall bear interest at the rate equal to the lesser of (a) 12% per annum, or (b) the maximum rate permitted by applicable law, from the date on which payment was due until the date on which InComm receives the outstanding payment. Without limiting any of its other rights or remedies, InComm may take any or all of the following measures if any of Company’s undisputed payment obligations becomes ninety (90) days past due:

6.4.1.	Notify the Issuing Bank of Company’s delinquency;

6.4.2.	Upon notice to Company, immediately initiate procedures to terminate the Processing Services, including suspending Company’s access to InComm’s systems (including APIs); and

6.4.3.	Modify the status of Company’s Program Management Services with respect to Company’s use of the Processing Services such that value loads will be declined.

6.5. Taxes. Company shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of this Agreement. InComm shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of InComm’s provision of Processing Services.

6.6. Billing Disputes. If Company in good faith disputes any portion of any invoice, Company shall notify InComm within ten (10) days following the date of such invoice. Such notice shall include written documentation identifying and substantiating the disputed amount; provided that Company remits payment equal to the amount due on the invoice less such disputed amount. Without limiting the foregoing, if a Party fails to notify the other Party of a payment dispute, whether for a billing or invoicing error or any other unresolved payment issue between the Parties, within one hundred eighty (180) days following the date of the applicable invoice or when the payment issue should have been reasonably detected (as applicable), then such Party shall have waived its right to dispute that invoice or payment issue. Any disputed amounts resolved in favor of Company shall be credited to Company on the next invoice following resolution of the dispute. Any disputed amounts resolved in favor of InComm shall be due within thirty (30) days of InComm’s request for payment or added to the next monthly invoice.

7.	Reports.

7.1. Each Party shall provide to the other Party reports relating to the performance of its obligations hereunder as may be mutually agreed upon in writing by the Parties from time to time. Each Party shall ensure that all reports provided by such Party are complete and accurate in all materials respects as of the date and time delivered. In the event that a Party discovers any inaccuracies or deficiencies in any report previously delivered to the other Party, the discovering Party shall promptly inform the other Party of such fact, and thereafter the Party responsible for producing the report shall promptly cure such inaccuracy or deficiency.

8.	Representations, Warranties and Covenants.

8.1. Company Representations, Warranties, and Covenants. Company hereby represents, warrants, and covenants to each other Party that:

(a) it is duly incorporated and validly existing and in good standing under the laws of the State of Florida;

(b) it is duly qualified and is properly licensed to do business, and is in good standing (i) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (ii) with each Regulatory Authority having jurisdiction over it;

(c) it has, and shall at all times maintain, all necessary licenses, permits, approvals, and registrations from all Regulatory Authorities which are required to perform its obligations hereunder;

(d) the execution and delivery of this Agreement by Company and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any governmental agency or authority, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Company has made or obtained;

(e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party;

(f) it (i) has entered into a written Issuing Bank Agreement pursuant to which it is obligated or otherwise authorized to engage InComm to perform the Processing Services in connection with the Prepaid Products, (ii) is in compliance with such Issuing Bank Agreement; and (iii) shall immediately notify InComm in the event that such agreement is terminated or not renewed, either Company or Issuing Bank suspends or limits its performance under the Issuing Bank Agreement or provides notice of its intention not to renew the Issuing Bank Agreement, or such Issuing Bank Agreement is amended or otherwise modified in any way, or any action is taken by Company or Issuing Bank, which would impact the rights, obligations or liabilities of InComm;

(g) it is not authorized to itself issue any of the Prepaid Products, and that the Issuing Bank Agreement reflects Issuing Bank’s authority under Applicable Law to issue such Prepaid Products;

the Company Technologies do not infringe on any United States or other jurisdiction’s patent rights, copyrights, trademarks, trade dress, service marks, trade secret rights, or other proprietary rights of any third party;

(h) as of the Effective Date of this Agreement, there are no pending or, to the knowledge of Company, threatened, Claims or litigation against Company that would adversely impact Company’s ability to perform its obligations under this Agreement, including, but not limited to, any Claims or litigation contesting Company’s ownership or right to use any of the Company Technologies or its patents, copyrights, trademarks, service marks, or trade secrets in connection with the Company Technologies.

8.2. InComm Representations, Warranties, and Covenants. InComm hereby represents, warrants, and covenants to the other Parties that:

(a) it is duly incorporated and validly existing and in good standing under the laws of the State of Florida;

(b) it is duly qualified and is properly licensed to do business, and is in good standing (i) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (ii) with each Regulatory Authority having jurisdiction over it;

(c) it has, and shall at all times maintain, all necessary licenses, permits, approvals, and registrations from all Regulatory Authorities which are required to perform its obligations hereunder; and

(d) the execution and delivery of this Agreement by InComm and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any governmental agency or authority, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which InComm has made or obtained.

9.	Confidential Information.

9.1. Definition. Each Party acknowledges that it may receive Confidential Information of another Party. For purposes of this Agreement, “Confidential Information” includes the terms of this Agreement, Prepaid Product Data, any customer information (including but not limited to nonpublic personally identifiable information), financial data and budgetary or proprietary business information, income or sales data or projections, customer lists, business operations, policies, procedures and techniques, advertising summary or tracking reports or other reports generated in accordance with this Agreement, schematics, ideas, techniques, know how, concepts, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements, patents, copyrights, trade secrets or other intellectual property of any kind or nature, plans for future development and new product concepts, contemplated products, research, development, strategies, and any information which, from the relevant circumstances, should reasonably be assumed to be confidential and proprietary. The term “Confidential Information” shall not include information which, prior to delivery, was already in the recipient Party’s possession; is or becomes generally available to the public through lawful means, other than as the result of a disclosure by the recipient Party or its representatives; becomes available to a recipient Party without confidential or proprietary restriction by a third party who rightfully possesses the information without confidential or proprietary restrictions; or the recipient Party can demonstrate that it was independently developed by such recipient Party.

9.2. Use. Except as otherwise specifically provided in this Agreement, each Party covenants and agrees that it will not, publish, communicate, divulge, or disclose to any person, firm, or corporation any Confidential Information of any other Party, except as necessary in the performance of the terms of this Agreement. Each Party covenants and agrees that it will not use any Confidential Information of any other Party except as necessary to fulfill its obligations or exercise its rights under this Agreement, and only for such purposes and only for the time that it is necessary to do so, except to the extent it is otherwise permitted under this Agreement. Each Party will take commercially reasonable security precautions, at least as great as the precautions it takes to protect its own Confidential Information and as may be required by Applicable Law, with respect to the Confidential Information of each other Party which it receives and will disclose such Confidential Information only on a need to know basis and only to its subsidiary, agent or subcontractor who is obligated to treat such Confidential Information in a manner consistent with all the obligations of this Agreement. Liability for damages due to disclosure of the Confidential Information by any such third party shall be with the Party that disclosed the Confidential Information to the third party.

9.3. Required Disclosures. In the event that the recipient of Confidential Information is requested or becomes legally compelled to disclose any Confidential Information of the other Party, it is agreed that such recipient Party will provide the disclosing Party with prompt written notice of such request(s) to enable the disclosing Party, at its sole cost and expense, to seek a protective order to protect and preserve the confidential nature of the Confidential Information. In such event, each Party agrees that it will furnish only that portion of the Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information and other information which is being disclosed. Each Party shall immediately notify the other upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other Party.

9.4. Return or Destruction. As requested by the furnishing Party during the Term, upon expiration or any termination of this Agreement, or completion of the obligations of the receiving Party, as applicable, the receiving Party shall (i) return or destroy, as the furnishing Party may direct, and in the manner reasonably directed by the furnishing Party, all material in any medium that contains, refers to, or relates to the furnishing Party’s Confidential Information, and (ii) retain no copies except one (1) copy solely for compliance with record retention requirements under Applicable Law; provided, however, that no Party will be obligated to erase Confidential Information contained in an archived computer system backup made in accordance with such Party’s security and/or disaster recovery procedures, provided that such archived copy will (i) eventually be erased or destroyed in the ordinary course of such Party’s data processing procedures and (ii) will remain fully subject to the obligations of confidentiality stated herein.

9.5. Misuse. In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall: (i) notify (and in any event within three (3) Business Days) the furnishing Party upon becoming aware thereof; (ii) furnish to the other Parties full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (iii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iv) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

9.6. Ownership of Confidential Information. As between the Parties, each Party’s Confidential Information shall remain the property of that Party. Nothing contained in this Agreement shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement. For the avoidance of doubt, any Data furnished by Company will remain Company’s Confidential Information, and InComm will have no right to use such Data for any purposes except as required to perform its obligations under this Agreement or as otherwise permitted under this Section 9.

9.7. Disaster Recovery. InComm will establish a disaster recovery plan designed to reasonably minimize the risks associated with a disaster affecting InComm’s provision of the Processing Services under this Agreement. Such disaster recovery plan will include reasonable backup procedures designed to recover Company’s Data and maintain the continuity of the Processing Services. Company is responsible for establishing and maintaining its own disaster recovery plan relating to disasters affecting Company’s systems and facilities to enable InComm to maintain the continuity of the Processing Services.

9.8. Press Releases and Inquiries. All media releases, public announcements and public disclosures by a Party or Issuing Bank relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material (but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party) shall be coordinated with and approved by both Parties prior to release. If a Party determines that disclosure is required to meet legal or regulatory requirements it shall promptly inform the other Party and coordinate such disclosure with the other Party. The disclosing Party shall limit disclosure to that which is necessary and shall give due consideration to comments the other Party and its counsel may provide regarding the nature of the disclosure. Company shall ensure that Issuing Bank complies with the foregoing requirements.

9.9. Conflicts. To the extent that any provision in this Agreement conflicts with a provision of any other agreement between the Parties, the language most protective of Confidential Information shall take precedence as to the subject matter hereof.

10.	Indemnification.

10.1. Company Indemnification. Company agrees to indemnify, defend and hold harmless InComm and its Affiliates, sureties, officers, directors, agents, employees, parents and subsidiaries, from and against any and all liability, damages, costs, expenses, including reasonable legal fees and expenses, for any third party claim or demand, including, without limitation, from Issuing Bank or user of a Prepaid Product or any fees or penalties assessed by any Regulatory Authority (“Claim”), arising out of or related to:

(a) Company’s breach of any representation, warranty, covenant or obligation under this Agreement;

(b) Company’s or Issuing Bank’s breach of any representation, warranty, covenant or obligation under the Issuing Bank Agreement or the terms and conditions applicable to any Prepaid Product;

(c) gross negligence, fraud or willful misconduct on the part of Company, Issuing Bank, or any of their officers, directors, employees, representatives or service providers, and their respective officers, directors and employees;

(d) any actions taken by InComm in accordance with or in good faith reliance upon information or instructions provided by Company or Issuing Bank;

(e) any actual or alleged infringement or misappropriation of any intellectual property rights of any third party by Company or Issuing Bank; or

(f) any act or omission of Issuing Bank.

The defense obligation of Company attaches if the Claim alleges any of the foregoing violations, breaches, acts or omissions.

10.2. InComm Indemnification. InComm agrees to indemnify, defend and hold harmless Company, its Affiliates, sureties, officers, directors, agents, employees, parents and subsidiaries, from and against any and all Claims arising out of or related to:

(a) InComm’s breach of any representation, warranty, covenant or obligation under this Agreement; or

(b) gross negligence, fraud or willful misconduct on the part of InComm, its officers, directors, employees, representatives or service providers, and their respective officers, directors and employees;

The defense obligation of InComm attaches if the Claim alleges any of the foregoing violations, breaches, acts or omissions.

10.3. Indemnification Procedures. If any Claim is asserted against any Party (individually or collectively, the “Indemnified Party”) by any person who is not a Party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of Sections 10.1 or 10.2 above, written notice of such Claim shall promptly be given to the Party (individually or collectively, the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) Business Days of its receipt of the notice of the Claim, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. The Indemnified Party must provide reasonable cooperation in the defense and the failure to do so will be deemed waiver by the Indemnified Party of any and all right to indemnification by the Indemnifying Party. The Indemnifying Party shall not compromise or settle a Claim against the Indemnified Party without the Indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed; provided that the Indemnifying Party may, however, effect a compromise or settlement of an action without the Indemnified Party's consent if the following conditions are met: (i) there is no admission of guilt or liability by the Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the compromise or settlement entered into between the parties to the matter shall expressly provide that the compromise or settlement entered into between the parties, and all discussions between and among the parties to the matter surrounding the compromise or settlement, shall be kept confidential; such compromise or settlement also shall stipulate that no press releases or other public statements may be made concerning such compromise or settlement without the prior written consent of the Indemnified Party; and (iv) the Indemnified Party is made aware of the proposed compromise or settlement as reasonably early as practicable, and the proposed compromise or settlement includes the claimant's or the plaintiff's unconditional release of the Indemnified Party from all liability in respect of the Claim.

11.	Limitation of Liability; Disclaimer of Warranties.

11.1. Limitation of Liability. (A) NEITHER INCOMM NOR ANY OF ITS SUBSIDIARIES, PARENTS OR AFFILIATES SHALL BE LIABLE TO COMPANY OR ISSUING BANK, OR ANY OF THEIR SUBSIDIARIES, PARENTS OR AFFILIATES, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS (EVEN IF SUCH DAMAGES OR LOST PROFITS ARE FORESEEABLE, AND WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOST PROFITS), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE PROVISION OF THE PROCESSING SERVICES.

(B) THE CUMULATIVE LIABILITY OF INCOMM WITH RESPECT TO COMPANY OR ISSUING BANK SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED THE PREVIOUS TWELVE (12) MONTHS REVENUE RECEIVED BY INCOMM UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE LIMITATION CONTAINED IN THIS SECTION 11.1(B) SHALL NOT APPLY TO ANY CLAIM THAT ARISES OUT OF INCOMM’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

11.2. Disclaimers. (A) THE PROCESSING SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, INCOMM MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(B) As between the Parties, Company is solely responsible, and InComm disclaims all liability for (i) the collection of funds from Company or Issuing Bank’s customers or other person in connection with use of a Prepaid Product; (ii) any chargeback initiated through a Payment Network, including where funding of a Prepaid Product involved the use of a Payment Network-branded credit or debit card; (iii) any return entries or adjustment entries initiated through any funds transfer systems where the funding of a Prepaid Product involved an electronic funds transfer; (iv) any dishonored items where the funding of a Prepaid Product involved the use of a check or draft; (v) any transaction caused by a party other than InComm that results in an overdraft or negative balance on a Prepaid Product; (vi) determining the applicability of, and complying with, Applicable Law with respect to any Prepaid Product, including disclosures, fees, recognition of revenue and unclaimed property and escheatment; and (vii) any negative balance on any Prepaid Product due to Company’s failure to provide good funds.

12.	Term and Termination.

12.1. Term. The term of this Agreement shall begin on the Effective Date and continue for a period of five (5) years (the “Initial Term”). This Agreement shall automatically renew for additional periods of one (1) year each (each, a “Renewal Term”) (the Initial Term, collectively with all Renewal Terms, the “Term”), unless (a) otherwise terminated as provided herein or (b) a Party provides the other Party with written notice of its intention to not renew the Agreement not less than ninety (90) days prior to the expiration of the Initial Term or Renewal Term then in effect.

12.2. Termination. A Party shall have the right to terminate the Agreement upon occurrence of one or more of the following events:

(a) Failure by the other Party to observe or perform, in any material respect, that Party’s obligations hereunder, so long as the failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of thirty (30) Business Days after the non–performing Party received written notice from the terminating Party specifying the failure in the case of a failure not involving the payment of money;

(b) In the event any representation, warranty statement or certificate furnished to it by the other Party in connection with or arising out of the Agreement is materially adverse to the terminating Party and intentionally untrue as of the date made or delivered;

(c) The other Party: (i) voluntarily commences any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law; (ii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (iii) makes a general assignment for the benefit of creditors, or (iv) takes corporate action for the purpose of effecting any of the foregoing;

(d) The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court or competent jurisdiction seeking: (i) relief in respect for the other Party, or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar office for the other Party for a substantial part of its property or assets, or (iii) the winding up or liquidation, of the other Party, if such proceeding or petition shall continue un–dismissed for one hundred eighty (180) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for one hundred (180) days; or

(e) Upon any change to or enactment of any Applicable Law, or published change in the interpretation thereof by any Regulatory Authority, which would have a material adverse effect upon: (i) the subject matter hereof; (ii) such Party’s ability to perform its obligations hereunder; or (iii) such Party’s expected risks or benefits under this Agreement; provided that the Parties, after good faith discussions, cannot find a mutually agreeable solution within a reasonable amount of time.

12.3. InComm Termination Rights. In addition to its termination rights under Section 12.2, InComm shall have the right to terminate the Agreement upon occurrence of one or more of the following events:

(a) If InComm fails to receive payment from Company pursuant to the provisions of Section 6 of this Agreement and Company, within 20 business days after written notice, still has not made such payment to InComm, or immediately without notice if InComm fails to receive payment more than four times in any twelve-month period;

(b) Company’s or Issuing Bank’s violation of Applicable Law rendering InComm unable to substantially perform under the Agreement, provided that the Parties cannot find a legally workable solution to avoid violating Applicable Law within a reasonable amount of time;

(c) Upon direction from any Regulatory Authority for InComm to cease or materially limit its performance under this Agreement; or

(d) Upon the sale or other disposition by Company of 90% or more of Prepaid Product accounts for which InComm provides Processing Services.

12.4. Rights and Obligations upon Termination. The Parties’ rights to terminate this Agreement shall be in addition to, and not in lieu of, any other remedies they may have by virtue of (a) a breach or default with respect to this Agreement or (b) any other event which permits a termination. Furthermore, the termination or expiration of this Agreement shall not relieve the Parties of any obligations due at or before the time of such termination or expiration or prejudice any claim of any Party.

12.5. Deconversion. Upon the expiration or termination of this Agreement, InComm shall provide deconversion assistance to Company as Company may reasonably request, subject to a mutually agreeable timeline and other terms and conditions and provided that (a) Company has satisfied payment for all outstanding Company Payments due to InComm; (b) Company, and if applicable the replacement service provider, has executed InComm’s deconversion confidentiality agreement; and (c) Company has prepaid in full InComm’s deconversion fees based on InComm’s then-current professional services rate set forth in Exhibit D in order to accomplish the deconversion. Company is also responsible for reimbursing InComm for all reasonable costs that InComm may incur in providing deconversion assistance.

12.6. Payment Upon Termination. (a) If InComm terminates this Agreement pursuant to Section 12.2(a) or (b) or Section 12.3(a), (b) or (d), Company agrees that it will pay InComm, upon termination by InComm and prior to deconversion, an amount equal to the average monthly gross revenue to InComm under this Agreement (based on the 12 months immediately preceding the effective date of termination) multiplied by the lesser of 12 months or the number of months remaining in the then-current term. Company and InComm acknowledge and agree that such payment is a reasonable estimate of the actual damages which InComm would suffer if InComm were unable to provide the Processing Services for the remainder of the then-current term. In making such determination, the Parties have considered all relevant factors known to the Parties as of the Effective Date and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the Parties, and that but for the full consideration of such factors neither Party would have entered into this Agreement. Notwithstanding the foregoing, nothing in this Section 12.6 shall limit InComm’s right to recover from Company any amounts for which Company is otherwise liable under this Agreement.

12.7. Change in Law Affecting Prepaid Products. In the event of a change to or enactment of any Applicable Law, or published change in the interpretation thereof by any Regulatory Authority, with respect to a particular Prepaid Product, which would have a material adverse effect upon Company’s ability to perform its obligations hereunder with respect to such Prepaid Product or its expected risks or benefits under this Agreement with respect to such Prepaid Product, Company may terminate its use of the Processing Services solely with respect to the affected Prepaid Product without regard to Section 12.6, provided that (a) Company agrees to continue meeting any applicable monthly minimums described in Exhibit D for any remaining Prepaid Products that utilize the Processing Services, and (b) Company and Issuing Bank cease to offer the affected Prepaid Product in light of the events described in Section 12.2(e) that gives rise to Company’s rights under this Section 12.7.

13.	Miscellaneous.

13.1. Subcontractors and Agents. Nothing herein shall be deemed to prevent or restrict InComm from subcontracting any of its duties or obligations hereunder, provided that InComm shall remain at all times liable for the performance of such duties or obligations as if InComm had performed such duties or obligations itself.

13.2. Assignment. Except as set forth in this Agreement, Company may not sell, transfer, convey or assign, by operation of law, change of control, or otherwise, this Agreement or its rights, interests or obligations hereunder, in whole or in part, except to an Affiliate, and no attempted sale, transfer, conveyance or assignment shall be effective, without the prior written consent of InComm. Any purported assignment in violation of this Section 13.2 shall be void and of no effect. Notwithstanding the foregoing, in the event InComm is acquired by, merged into, or sells substantially all of its assets to, any entity, this Agreement shall continue in full force and effect, and such successor entity shall assume the rights and obligations hereunder.

13.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to that state's conflict of laws principles. Each Party agrees that service of process in any action or proceeding hereunder may be made upon such Party by certified mail, return receipt requested, to the address for notice set forth herein, as the same may be modified in accordance with the terms hereof.

13.4. Force Majeure. No Party shall be liable for any failure or delay on its part to perform, and shall be excused from performing any of its non–monetary obligations hereunder if such failure, delay or non–performance results in whole or in part from any cause beyond the absolute control of the party, including without limitation, any act of God, act of war, riot, actions of terrorists, earthquake, fire, explosion, natural disaster, flooding, embargo, sabotage, government law, ordinance, rule, regulation, government order or government actions. A Party desiring to rely upon any of the foregoing as an excuse for failure, default or delay in performance shall, when the cause arises, give to the other Party prompt notice in writing of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other Party. This Section 13.4 shall in no way limit the right of any Party to this Agreement to make any claim against third parties for any damages suffered due to said cause. If any performance under this Agreement is postponed or extended for longer than sixty (60) calendar days by any Party, the other Party may, by written notice, terminate this Agreement immediately.

13.5. Insurance. Each Party shall obtain and maintain at all times during the Term, at its sole cost and expense, insurance coverage of the type and in the amounts appropriate to such Party’s obligations under this Agreement.

13.6. No Third Party Beneficiaries. Neither Issuing Bank nor any other third party is a third party beneficiary to this Agreement.

13.7. Independent Contractors. Each Party agrees that they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, the Parties to be treated as partners, joint ventures, or otherwise as joint associates for profit.

13.8. Notices. All notices to be given hereunder shall be effective only when made in writing and actually delivered (by mail, overnight courier, special courier or email) to such Party at its address set forth in Exhibit A. Any Party may change its address for receipt of notice by written direction to the other Parties.

13.9. Further Assurances. Each Party agrees that it will do and that it will require its employees, agents and representatives (including third party contractors) to do all things and execute all documents as the other Party may reasonably require to effect the general purposes or any specific provision of this Agreement.

13.10. Entire Agreement. This Agreement (which includes any exhibits and attachments hereto) set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by each Party; provided, however, that the Parties agree to immediately execute such amendments to this Agreement as are deemed necessary by InComm and its counsel to ensure compliance with Applicable Law.

13.11. Survival. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement including, without limitation, Sections 2.5 (IP Rights and Improvements); 4.2 (Books and Records); 4.3 (Audits), 5 (Risk of Loss); 6 (Fees and Payments); 9 (Confidential Information); 10 (Indemnification); 11 (Limitation of Liability; Disclaimer of Warranties); 12.4 (Rights and Obligations upon Termination); 12.5 (Deconversion); 12.6 (Payment Upon Termination); and 13 (Miscellaneous), shall survive the termination or expiration of this Agreement.

13.12. Successors and Third Parties. Except as limited by Section 13.2, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any of the rights hereunder.

13.13. Construction. Captions contained in this Agreement are for convenience only and do not constitute a limitation of the terms hereof. The singular includes the plural, and the plural includes the singular. All references to “herein,” “hereunder,” “hereinabove,” or like words shall refer to this Agreement as a whole and not to any particular section, subsection, or clause contained in this Agreement. The terms “include” and “including” are not limiting. Reference to any agreement or other contract includes any permitted modifications, supplements, amendments, and replacements.

13.14. Severability; Waiver. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement. The failure by any Party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by any other Party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

13.15. Headings. The headings, captions, headers, footers and version numbers contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

13.16. Drafting. Each Party: (i) acknowledges and agrees that they fully participated in the drafting of this Agreement and, in the event that any dispute arises with respect to the interpretation or construction of this Agreement, no presumption shall arise that any one Party drafted this Agreement; and (ii) represents and warrants to the other Parties that they have thoroughly reviewed this Agreement, understand and agree to undertake all of their obligations hereunder, and have obtained qualified independent legal advice with respect to the foregoing.

13.17. Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for all costs and expenses it may incur in the performance of its obligations hereunder.

13.18. Counterparts. This Agreement may be executed and then delivered via facsimile transmission, via the sending of PDF or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CUENTAS, INC.

By:	/s/ Arik Maimon 7-24-19
Name:	Arik Maimon
Title:	CEO

INTERACTIVE COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Daniel Kahrs
Name:	Dan Kahrs
Title:	COO

EXHIBIT A

Addresses for Notice Purposes

Company:

Cuentas, Inc.

19 W. Flagler St., Suite 902

Miami, FL 33130

Attn: Michael De Prado

With a copy to:

Ellenoff Grossman & Schole, LLP

150 E 42nd Street, Floor 11

New York, NY 10017

Attn: David Selengut, Esq.

InComm:

Interactive Communications International, Inc.

250 Williams Street

5th Floor, Suite 5-2002

Atlanta, Georgia 30303

Attn: Scott Meyerhoff, Chief Financial Officer

With a copy to:

Interactive Communications International, Inc. – Legal Department

250 Williams Street

5th Floor, Suite 5-2002

Atlanta, Georgia 30303

Attn: Nicole Ibbotson, SVP, Legal

EXHIBIT B

Processing Services

InComm will implement, and Company will use, the Processing Services in accordance with the Specifications, and as further described below:

Description of Processing Services

The Processing Services will consist of the following:

Authorization and Transaction Processing Services

InComm will process authorizations for transactions made with or on a Prepaid Product, and any payments or adjustments made to a Prepaid Product.

InComm will process Company’s Data and post entries in accordance with the Specifications. Company authorizes InComm to create, process and post entries on Company’s behalf, including adjustments and corrections, in order to timely process data received from any Payment Network. InComm will promptly report to Company such adjustments or corrections.

Data Storage Services

InComm will store Company’s Data in a format that is accessible online by Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. Data will be stored in a cold environment for five (5) years or such longer period as required by Applicable Law, and upon request InComm will provide Company with such Data through a manual query at InComm’s then-current professional services rate set forth above, provided that InComm will not charge for any manual query for the first 100 hours of professional services in any twelve (12) month rolling period, if the manual query is in direct response to a government audit.

Account Servicing

InComm will provide the following account servicing services in connection with the Processing Services:

●	Assisting all parties involved in the sale, issuance, loading and acceptance of Prepaid Products;

●	Providing chargeback monitoring and processing as requested by Company within Association and regulatory guidelines;

●	Maintaining and updating Prepaid Product account information;

●	Providing customer service with personnel capable of serving English speaking Prepaid Product users via phone, email or in writing with issues or problems related to Prepaid Products;

●	Providing Web/API services for Prepaid Product user applications and viewing Prepaid Product transactions;

●	Providing Prepaid Product users with a, 24-hours per day, 7 days per week mechanism for obtaining and /or hearing Prepaid Product information in English over the telephone, including through an interactive voice response (IVR) unit;

●	Managing returned mail including Prepaid Products or periodic statements due to undeliverable addresses or other reasons;

●	Providing reasonable assistance, on an on-going basis, to Issuing Bank in resolving customer or vendor issues relating to Prepaid Products or the use, issuance, sale or reloading thereof;

●	Providing and monitoring data communications between InComm and Company or vendors for reporting purposes and for consolidated transaction processing;

●	Providing a mechanism for customer dispute resolution;

●	Providing an interface to Company’s vendors for third-party servicing including card embossing, letter generation and statement generation;

●	Providing training as reasonably necessary to enable Company personnel to successfully use the Processing Services;

Reporting

InComm will provide to Company reporting and documentation of all Prepaid Product sales, settlement and portfolio transactions. In addition, InComm will:

●	Maintain, update and archive Prepaid Product account and transaction information, from which Issuing Bank may generate reports;

Output

If the Processing Services include the preparation and delivery of any documents, reports, statements or other output (collectively, “Output”), InComm will prepare and deliver such Output as described in the Specifications or a statement of work.

Company is responsible for reviewing all Output to verify accuracy. If Company identifies any error in Output, it must notify InComm in writing of such error (a) for daily settlement Output, within five (5) business days from receiving the Output; and (b) for all other Output, within thirty (30) days from receiving the Output. Upon such written notice, InComm will make commercially reasonable efforts to (i) for errors directly caused by InComm, correct the error described in Company’s notice at InComm’s expense, and (ii) for all other errors, correct the error described in Company’s notice to the extent reasonably practicable and at Company’s expense.

Company acknowledges and agrees that InComm’s obligation to correct errors as described above is Company’s sole and exclusive remedy in the event of such errors.

Hot Carding

Upon notice from Company regarding a lost or stolen Prepaid Product (“Hot Card”), InComm will deactivate the Prepaid Product in accordance with InComm’s Hot Card procedures. InComm will not be liable (including for any indemnity obligation under the Agreement) to Company, Issuing Bank, a Prepaid Product customer, or any other third-party, for:

●	Any charges made to a Hot Card except for charges made between (a) when InComm should have deactivated the Hot Card in accordance with its Hot Card procedures and (b) when InComm actually deactivated the Hot Card;

●	InComm’s failure to deactivate a Hot Card if due to the failure of Company, Issuing Bank, a Prepaid Product customer, or other third-party to provide the information required for InComm to deactivate the Hot Card (as set forth in InComm’s Hot Card procedures); or

●	Deactivating a Hot Card based on false, inaccurate or incomplete information received by InComm.

Except as expressly set forth above, as between the Parties, Company is solely responsible and liable for the deactivation of Hot Cards, including for any associated fees, customer communications, servicing, refunds and warning bulletin services.

EXHIBIT C

Service Levels

InComm shall use commercially reasonable efforts to provide the Processing Services in accordance with the service levels set forth below. If any applicable services are not provided in accordance with the service levels, InComm shall promptly investigate the causes of the problem and initiate remedial action to correct the problem. InComm may schedule planned outages of the Processing Services from time to time in its reasonable discretion. Additionally, Company acknowledges InComm may initiate outages of the Processing Services in emergency situations.

In no event shall InComm be deemed to have failed to meet a service level in the event any such failure is due, in whole or in part, to: (i) Company’s delay in performing, or failure to perform, any of its obligations under this Agreement; (ii) a Force Majeure event; (iii) failure, interruption, outage or other problem with any software, hardware, system, network, facility or other matter not supplied by InComm pursuant to this Agreement; (iv) scheduled maintenance, provided such scheduled maintenance is performed between 12:00am EST and 6:00am EST and any downtime or outage resulting from such scheduled maintenance does not exceed a total of forty (40) hours during the applicable calendar year; (v) emergency maintenance, provided that Company is provided with twenty-four (24) hours prior written notice; or (vi) disabling, suspension or termination of the services pursuant to this Agreement. “Excused Downtime” as used in this Exhibit C shall mean (1) those scheduled and emergency maintenance times described in the foregoing subsections (iv) and (v); and (2) the time period for maintenance requested by Company to be performed outside of scheduled maintenance (as described in subsection (iv)) to implement a Company request for a change to the Processing Services pursuant to Section 2.10 of the Agreement.

InComm’s failure to achieve a system availability service level as set forth below during a given month shall be deemed a “Failed SLA.” For any given month in which InComm suffers any Failed SLA, such month shall be considered to be a “Failed Month.” In the event of three (3) consecutive Failed Months or five (5) Failed Months during any twelve (12) month period, Company may, at its option, either terminate the specific subject service(s) or terminate this Agreement in its entirety by giving written notice of termination to InComm in accordance with this Agreement, in which case the date of termination shall be as set forth in such notice. In connection with Failed SLAs, Company acknowledges and agrees that the foregoing termination right shall be Company’s exclusive remedies for such Failed SLAs.

Name	Metric	Minimum Service Level	Measurement Window
System Availability
Authorizations Availability	The number of Authorization Requests for which InComm provides an Authorization Response during the measurement window, plus the number of Authorization Requests for which InComm does not provide an Authorization Response because of Excused Downtime, divided by the number of Authorization Requests during the measurement Window expressed as a percentage	≥ 99.90%	Monthly
Secure Cardholder Website Availability (if Secure Cardholder Website processing services are provided)	The number of minutes that the secure cardholder website is Available during the Measurement Window plus the number of minutes that the secure cardholder website is not available because of Excused Downtime divided by the number of minutes during the Measurement Window, expressed as a percentage.	≥ 99.80%	Monthly
Interactive Voice Response (IVR) Availability (if IVR processing services are provided)	The number of minutes that the IVR is Available during the Measurement Window plus the number of minutes that the IVR is not Available because of Excused Downtime divided by the number of minutes during the Measurement Window, expressed as a percentage.	≥ 99.80%	Monthly
Customer Care Call Center Availability (if Customer Care Call Center services are provided)

The number of minutes that the Customer Care Call Center, which is staffed 24x7, is Available during the Measurement Window plus the number of minutes that the Customer Care Call Center is not Available because of Excused Downtime divided by the number of minutes during the Measurement Window, expressed as a percentage.

		≥ 99.90%	Monthly

Reload Processing Availability	The number of minutes that Reload Processing is Available during the Measurement Window plus the number of minutes that Reload Processing is not Available because of Excused Downtime divided by the number of minutes during the Measurement Window, expressed as a percentage.	≥ 98.00%	Monthly

Reporting Services Availability	The number of minutes that system-wide Online File Reports are Available during the Measurement Window plus the number of minutes that Online File Reports are not Available because of Excused Downtime divided by the number of minutes during the Measurement Window, expressed as a percentage.	≥ 99.80%	Monthly
Authorizations
Authorization Responsiveness	The number of Authorization Requests InComm receives and provides an Authorization Response to within eight (8) seconds of receipt during the Measurement Window plus the number of Authorization Requests for which InComm does not provide an Authorization Response within such timeframe because of Excused Downtime, divided by the number of Authorization Requests InComm receives during the Measurement Window, expressed as a percentage.	≥ 99.90%	Monthly
API/Web Services
API/Web Services Responsiveness

The number of API/Web Services calls InComm receives and provides a Response to within eight (8) seconds or less of receipt during the Measurement Window plus the number of API/Web Services Calls for which InComm does not provide an response to within such timeframe because of Excused Downtime, divided by the number of API/Web Service Calls InComm receives during the Measurement Window, expressed as a percentage.

The calculation is based from the time the API/Web Service request reaches InComm to the time when InComm sends the response.

API/Web Services calls for statement viewing is excluded from this calculation as statement request times will vary due to the unknown quantity of data that will need to be transmitted.

		≥ 99.00%	Monthly

Call Center
Live Agent Call Answer Time	The number of calls that the Customer Care Call Center answers in less than 120 seconds during the Measurement Window plus the number of calls that the Customer Care Call Center does not answer because of Excused Downtime divided by the number of calls during the Measurement Window, expressed as a percentage.	≥ 85.0%	Monthly
Reporting
Daily Reports/Files

The number of days that critical daily reports/files are not available by 10:00 a.m. on the next Business Day during the Measurement Window less the number of days that the critical daily reports/files are not available because of Excused Downtime.

Critical Daily Reports/files will be defined as:

Report 1

Report 2

Report 3

		≥ 3 days missed	Monthly

EXHIBIT D

Fee Schedule

* “One-Time” fees are due and payable by Company as follows: (1) 50% due upon initiation of a Billable Item; and (2) the remaining 50% due upon completion of such Billable Item in accordance with applicable documentation and specifications. “Completion of such Billable Item” means the Billable Item is available for production use regardless of whether or not the Billable Item is actually used.

Implementation, Setup & Configuration
Billable Item	Fee	Item Description	Frequency
Initial Program Setup & Implementation Fees	$REDACTED

Initial setup of prepaid program on InComm’s platforms.  Includes one (1) program, one (1) product, one (1) BIN.  Also includes establishment of the following:

● IVR Setup & Configuration

● Fraud Management Services

● Exceptions Processing Sanctions List Screening

$REDACTED paid at the earlier of the Launch Date or three (3) months after contract execution, then $REDACTED each at the beginning of Years 2, 3, 4, 5
Additional Prepaid Product Setup	$REDACTED per new product type	The configuration and deployment of an InComm standard prepaid product and service options as requested by Company	One-Time
Additional Prepaid Program	$REDACTED per new program	The configuration and deployment of a new prepaid program of an existing product type and service options as requested by Company	One-Time
Additional BIN Setup	$REDACTED per BIN	Each setup and installation of a BIN on the InComm processing system.	One-Time
IVR Setup & Configuration	Included in Initial Program Setup & Implementation Fee	For establishing an IVR including customized call flows and voice prompts.	One-Time
Fraud Management Services	Included in Initial Program Setup & Implementation Fee	For establishing InComm managed Fraud rules and on-behalf services as requested by client	One-Time
Exceptions Processing	Included in Initial Program Setup & Implementation Fee	For establishing InComm-managed Exception processing on-behalf services	One-Time
Sanctions List Screening	Included in Initial Program Setup & Implementation Fee	For establishing sanctions list screening on-behalf services	One-Time
Custom Programming	$REDACTED /hour	Hourly rate for systems design, development, QA and project management for non-standard product features	Hourly, as requested

Primary Prepaid Card Services & Fees
Billable Item	Fee	Item Description	Frequency
Processing Fee	REDACTED % of all funds added to cards/accounts excluding Vanilla Direct Reload Network.	REDACTED fee of funds added for processing services	Monthly
Pass Through Fees	Billed at actual cost (pass through) + 10% markup	Pass Through Fees include any association/network fees, telecom fees and shipping/postage fees, and other third-party fees	Monthly
Optional Card Design, Packaging and Fulfillment Services
Billable Item	Fee	Item Description	Frequency
Card Design, Personalization and Fulfillment	Quote	Card personalization and fulfillment services as requested by Company	As needed
Transmission of Account Information to a Third-party	$REDACTED per account record	Each data file transmission sent to a card fulfillment company for personalization or fulfillment services. Fee waived if card personalization is performed by InComm	As requested
Integration with new card vendor	$REDACTED	Per new integration with a Company specified card or personalization vendor. Vendor must be certified by card network, issuer and InComm.	One Time

Optional Program Management Services
Billable Item	Fee	Item Description	Frequency
IVR	$REDACTED per call	The cost per call for the Interactive Voice Response (IVR) unit	Monthly
Customer Service Live Agent	$REDACTED per minute	The duration of time in minutes and rounded up to the nearest 6 second increment that a cardholder is interacting with a live agent.	Monthly
Transfer Connect Fee	$REDACTED per call transferred	Transfer Connect Fee applies each time a cardholder is transferred from InComm hosted IVR and/or InComm Live Agent to Company or third-party managed call center representative	Monthly
Servicing Email Messaging	$REDACTED per email sent	Fee for each email sent.	Monthly
Account Alerts SMS Text Messaging	$REDACTED per item	Fee for each SMS text sent to a mobile device.	Monthly
Chargebacks and Representments	$REDACTED per item	Each individual chargeback or cardholder dispute including representments, handled on Company’s behalf by InComm. Service will be provided based on instructions from Company and do not include any Visa, Mastercard, American Express, Discover or other third-party fees which will be passed-through and billed at cost.	Monthly
Optional Web and Application Services
Billable Item	Fee	Item Description	Frequency
Cardholder Website Hosting Fee	$REDACTED per month	Fee assessed when using InComm-Hosted cardholder website for card sales and/or cardholder self-service. Monthly fee is charged each month the website is in production.	Monthly
Partner Service Portal	$REDACTED for 10 user licenses	The licensing fee per user of the InComm Partner Service Portal application. The application provides remote access and functionality for define cardholder support functions through the Internet.	Annually
API Services	$REDACTED per transaction	The fee for each OLTP transaction and/or application to application interaction with the InComm system by the Company or authorized requestor. Company is responsible for any hardware, software, data line connectivity or other services required to support these services	Monthly
Batch File Processing	$REDACTED per record	The fee for each record processed or generated including headers and footers as part of the batch file. Maximum of 12 files per day, $5.00 file minimum	Monthly
Risk Management and Fraud Services
Billable Item	Fee	Item Description	Frequency
Transactional Fraud Servicing Fee	$REDACTED per account	Charged per financial and non-financial transaction reviewed by fraud engine.	Monthly
Secured Web ATO Monitoring	$REDACTED per login attempt	Collection of device data on login attempts to prevent fraudulent access to cardholder accounts.	Monthly
Action Account – Fraud Services Intervention	$REDACTED per actioned account	The review and assessment by InComm fraud analyst of individual transaction/account activity. Transactions are sorted for analysis based on parameters established by program protocol for each fraud tool chosen to be used. The fee is assessed for each transaction and not for each parameter reviewed	Monthly
Inbound/Outbound Fraud Live Analyst Support/Verification	$REDACTED per minute	The duration of time in minutes and rounded up to the nearest 6 second increment that a cardholder is interacting with a live fraud analyst as directed by program protocol.	Monthly

Auto-Statused &Auto-email Accounts	$REDACTED per account statused and emailed	Automatic status change of an account based on Company-defined criteria in InComm Fraud tools. Includes email notification to cardholder	Monthly
Fraud Services Investigation	$REDACTED per hour	Gathering data, analyzing trends, researching information or any other action undertaken by InComm Fraud personnel as requested by the Company to support Fraud Services and law enforcement actions	Monthly
Risk Consultative Services	$REDACTED per hour	Providing consultative services as requested by the Company related to unique program requirements or requests, including but not limited to recurring calls and/or meetings to discuss ongoing risk concerns.	Monthly
Transaction Blocking	$REDACTED per transaction	Fee per transaction for requesting a transaction be blocked due to suspected fraud	Monthly
Program Specific Fraud Rules	$REDACTED per request	Fee for implementing changes to fraud rules as requested by the Company in less than 24 hours.	Per request
Sanction List Screening		Performing initial and on-going sanction list screening
Name Screening	$REDACTED per name, includes OFAC	Name screening only	Monthly
Name Screening - Premium List & PEP	$REDACTED per name	Name screening against premium list and politically exposed person (PEP)	Monthly
Name - Match Case	$REDACTED per case created		Monthly
Warning Bulletin Notification	$REDACTED per account	Each placement of a card account on the appropriate card network Warning Bulletin. Service excludes network fees which will be passed-through and billed at cost	Monthly
Monthly Minimum Fees **
Billable Item	Fee	Frequency
Months 1 – 3	$REDACTED	Monthly
Months 4 – 12	$REDACTED	Monthly
Months 13- 24	$REDACTED	Monthly
Months 25 - onward	$REDACTED	Monthly

**Monthly Minimums start upon Month 4 after Launch Date. Monthly Minimums include all fees and services listed in Schedule D.